Exhibit 2.1

AMENDMENT TO SHARE PURCHASE AGREEMENT

THIS AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Amendment”) is entered into as of May 14, 2024, by and among Dolphin Entertainment, Inc., a Florida corporation (“Purchaser”), Nicole Vecchiarelli (“Seller 1”), Andrea Oliveri (“Seller 2”), Foxglove Corp., a New York corporation (“Seller 3”), and Alexandra Alonso (“Seller 4”, and together with Seller 1, Seller 2 and Seller 3, the “Sellers” and each a “Seller”). Purchaser and Sellers are each hereinafter referred to as a “Party”, and collectively as the “Parties”.

RECITALS:

A.       The Parties are parties to that certain Membership Interest Purchase Agreement dated as of October 2, 2023 (the “Original Purchase Agreement”).

B.       The Parties desire to amend the Original Purchase Agreement as more particularly stated hereafter.

NOW THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                Recitals, Definitions. The Parties agree and confirm that the above stated recitals are true and correct. To the extent not otherwise defined herein, all capitalized terms contained in this Amendment shall have the same meanings as such terms are defined in the Original Purchase Agreement.

2.                Amendment to Section 2.4(e)(i). Section 2.4(e)(i) of the Original Purchase Agreement is hereby deleted in their entirety and replaced with the following definition:

(i)       If the Closing Cash Consideration calculated in accordance with Section 2.2(a) using the Final Cash, Final Indebtedness, Final Transaction Expenses and Final Working Capital is greater than the Closing Cash Consideration calculated in accordance with Section 2.2(a) using Estimated Cash, Estimated Indebtedness and Estimated Transaction Expenses (“Working Capital Surplus”), then Purchaser shall pay on May 15, 2024 such Working Capital Surplus, plus a ten percent (10%) premium added thereto, to Sellers allocated between Sellers pursuant to written instructions to be provided by Sellers to Purchaser, in shares of Dolphin Common Stock at a price per share equal to $1.16.

3.                Ratification.   Except as modified herein, the Parties hereby represent and warrant that the Original Purchase Agreement remains in full force and effect and is hereby reaffirmed and ratified by each of the Seller, Purchaser and Bender.

4.                Counterparts/Electronic Signature.  This Amendment may be executed in several counterparts, each constituting a duplicate original. All such counterparts shall constitute one and the same Amendment. The parties may execute counterparts of this Amendment, transmitted by facsimile or by electronic mail in .pdf format, and accordingly agree and intend that an electronic signature delivered by facsimile machine or electronic mail shall bind the parties so signing with the same effect as though the signature were an original signature.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have each executed this Amendment as of the date and year first above written.

PURCHASER:

DOLPHIN ENTERTAINMENT, INC.

By: /s/William O’Dowd

Name: William O’Dowd IV

Title: Chief Executive Officer

SELLERS:

/s/Nicole Vecchairelli
Nicole Vecchiarelli

/s/Andrea Oliveri
Andrea Oliveri

FOXGLOVE CORP.

By :/s/Susan Holden
Name: Susan Holden
Title:

/s/Alexandra Alonso

Alexandra Alonso